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EXHIBIT (a)(1)(E)

                              [HELIX BIOMEDIX LOGO]

                            LETTER TO WARRANT HOLDERS
                       AMENDMENT OF WARRANT EXCHANGE OFFER

                                                                     MAY 3, 2005

Dear Warrant Holder:

      On March 1, we sent you an offering circular and related documents (the "Offering Materials") describing our tender related to your warrants. In order to better meet the needs of the Company, we have amended the terms of the tender offer, with certain material changes including, but not limited to, the following:

            - The revised Offering Materials include certain additional disclosures, including financial statement disclosures, tax issues relating to the transaction, officer and director participation, and the purpose of the offer.

            - The exchange offer is being made to qualified investors so you must complete the questionnaire included in the letter of transmittal package.

            - The expiration of the exchange offer has been extended to 9:00 a.m. New York time, May 31, 2005.

      We have enclosed a copy of the revised Offering Materials, including a version marked to show changes from our Offering Materials sent on March 1, 2005. To participate in the Exchange Offer, please carefully read the entire contents of the revised Offering Circular and complete the instructions set forth in the attached Letter of Transmittal Package, including completing and signing the Warrant Exchange Schedule and Investor Suitability Questionnaire.

      If you have any questions regarding the Company or the Exchange Offer please contact Cameron Associates, Alison Ziegler or Ray Catroppa at (212) 245-8800. We look forward to your continued support of Helix BioMedix.

                                           Sincerely,

                                           /s/ R. Stephen Beatty
                                           -------------------------------------
                                           R. STEPHEN BEATTY
                                           President and Chief Executive Officer

Enclosures